UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2013 (December 16, 2013)

(Exact name of registrant as specified in its charter)

Kentucky (State of incorporation)	001-33998 (Commission file number)	61-0156015 (IRS Employer Identification No.)

600 North Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222 (Address of principal executive offices) (Zip Code)

(502) 636-4400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Churchill Downs Incorporated (CDI) (NASDAQ: CHDN) today announced that it has issued $300 million in aggregate principal amount of 5.375% senior notes due 2021 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The notes are senior unsecured obligations of CDI and are guaranteed by each of CDI's domestic subsidiaries (the “Guarantors”) that guarantee CDI’s senior secured credit facility.
Indenture
The terms of the Notes are governed by that certain Indenture entered into on December 16, 2013 by and among CDI, the Guarantors, and US Bank National Association, as trustee.
The interest payment dates are June 15 and December 15, commencing on June 15, 2014, CDI may redeem some or all of the Notes at any time prior to December 15, 2016, at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium. On or after such date CDI may redeem some or all of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to December 15, 2016, CDI may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.375% of the principal amount thereof, with the net cash proceeds of one or more equity offerings provided that certain conditions are met.
The terms of the Indenture, among other things, limit the ability of CDI to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.
Subject to certain limitations, in the event of a change of control triggering event (as defined in the Indenture), CDI will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.
The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 30% in aggregate principal amount of the then outstanding series of Notes may declare all the Notes of such series to be due and payable immediately. The Indenture is filed as Exhibit 4.1 hereto and this description thereof is qualified by reference thereto.
Registration Rights Agreement
In connection with the issuance of the Notes, CDI and the Guarantors entered into a Registration Rights Agreement to register any Notes under the Securities Act for resale that are not freely tradable 366 days from December 16, 2013. The agreement is filed as Exhibit 4.2 hereto and this description thereof is qualified by reference thereto.
CDI will use the net proceeds from the offering to, among other things, repay a portion of its outstanding borrowings, and accrued and unpaid interest outstanding under its senior secured credit facility, including fees and expenses incurred in connection with the foregoing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 under “Indenture” is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD.
In connection with the issuance of the Notes, on December 16, 2013, CDI issued the press release attached as Exhibit 99.1 hereto.

Item 8.01	Other Events.
The Notes were originally issued in a sale to the initial purchasers thereof pursuant to a purchase agreement dated December 11, 2013. The agreement contains customary representations, warranties and indemnifications in favor of the initial purchasers.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
4.1	Indenture dated as of December 16, 2013, among CDI, the Guarantors party hereto, U.S. Bank National Association, as trustee.
4.2	Registration Rights Agreement dated December 16, 2013 by and among CDI, the Guarantors and the representatives of the initial purchasers.
99.1	Press Release dated December 16, 2013 issued by Churchill Downs Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto, duly authorized.

CHURCHILL DOWNS INCORPORATED
December 17, 2013	/s/ Alan K. Tse___________________ By: Alan K. Tse Title: Executive Vice President, General Counsel and Secretary